Exhibit 10.86
Pyramid Technologies Industrial, LLC PROPOSAL TO
HOST AMERICA / RS SERVICES
June 23, 2005 Revision B

A.	Based on our initial visit to RS Services on May 26, 2005, here are the priorities we agreed upon:

	1.	Create a potted SCR snubber.

	2.	Add time feature to the software of the LightMasterPlus®

	3.	Modularize all sizes—30A, 60A, 100A, 200A, and 400A. Priority to 100A and 200A for the anticipated Wal-Mart project.

	4.	Reduce Harmonic Distortion.

B.	After our return and study of the program, we have looked at the priorities and have come to the following conclusions:

1.
The implementation of the time feature as the LightMasterPlus®, as currently configured, is not an effective use of time.  To be valuable to the user, this feature must be combined with external communication to set time parameters.  Attempts to manually change timed events by improperly trained personnel could be hazardous.

2.
Using the current PCBA design, we will take the time to modularize the 100A and 200A sizes.  The others, very small volume, should be made the way they are currently made until our proposed redesign is undertaken.

C.	Our proposal for the LightMasterPlus®is as follows:

1.
Pyramid Industrial becomes the focal point for all engineering knowledge and George Bucci will be the go-to-guy for all questions RS Services can’t handle.  For any field work, we would charge work time and travel expenses at cost.

	2.	Complete the SCR snubber immediately. Design is complete. Prototype shipped to RS Services in early June.

	3.	Create modular designs (based on current PCBA design) for the 100A and 200A sizes.

	4.	Redesign the LightMasterPlus® with the following deliverables:

48 Elm Street, Meriden, CT 06450-5798●Phone: 203-238-0550●Fax: 203-634-1696
www.PyramidTechnologies.com

Pyramid Technologies Industrial, LLC
a.	New, single PCBA. Source code will include timing and external communications. The new source code will use the basic algorithms that are used today; however, it will be new and unique.

b.
External programming via windows.  Communications connection via modem, cable, etc.  Program auto-installs on any computer meeting minimum requirements.  Utilizes proven communication technology developed for PTI time recorders.  Allows authorized person to make remote changes to the savings settings and timing functions.  Please note that we consider this feature very important.  This will prevent potential competition by motor controller manufacturers.

c.	New PCBA design delivers BOM savings of $75.00 per LightMasterPlus® unit compared to the current design.

d.	Phase lock loop design means PCBA’s are impervious to EMI (conducted interference) on the power line. This prevents controller induced SCR misfires.

e.	Design will include reduction in harmonic distortion that is patentable. We will apply. Cost of patent application and filing is the responsibility of Host / RS Services and will be presented at cost.

f.
Modular designs for the 30, 60, 100, 200 Amp sizes.  At this time, we believe that two 200A units will be more cost effective than a single 400 Amp design.  Standard heatsink/PCBA/SCR/fuse assemblies allow the creation of cost effective special units for customers that want extra features.  Snubbed SCR’s will prevent SCR induced misfiring.

	i.	All standard designs will be UL/CUL approved and/or recognized. Cost of UL/CUL application and listing is the responsibility of Host / RS Services and will be presented at cost.

	ii.	Heatsink sizes will be determined by thermal studies. All heatsinks will be black anodized for corrosion protection and maximum radiation.

	iii.	Tooling costs are the responsibility Host / RS Services. These will not exceed $20,000 per size.

g.
Pyramid would be responsible for the manufacturing of the modules and the standard finished LightMasterPlus® units and RS Services would be responsible for assembling any special units from modules supplied by Pyramid.  Pricing TBD and agreed upon by both parties.  Note: Promised material savings of $75.00 per LightMasterPlus® will be realized here.

48 Elm Street, Meriden, CT 06450-5798●Phone: 203-238-0550●Fax: 203-634-1696
www.PyramidTechnologies.com

Pyramid Technologies Industrial, LLC
		h.	Modular construction carries forward to MotorMasterPlus®. MotorMasterPlus® will be redesigned for cost-effective, modular construction as part of this proposal.

		i.	Schedule for LightMasterPlus® redesign:

		i.	Prototypes—5 months ARO
		ii.	Pilot Production—11 months ARO
		iii.	UL/CUL approved* units available to customers—16 mos. ARO
* UL approval time estimated based on past experience

D.	Concurrently with the LightMasterPlus®, Pyramid will develop the HomeMasterPlus™ home unit.

	1.	Both 100A and 200A designs.

	2.	Standard box for basement installation. (A quick investigation shows the heat dissipation requirements preclude mounting behind the meter.)

	3.	Patentable brownout protection. We will apply. Cost of patent application and filing is the responsibility of Host / RS Services and will be presented at cost.

	4.	UL/CUL approved. Cost of UL/CUL application and listing is the responsibility of Host / RS Services and will be presented at cost.

	5.	Schedule:

		a.	Prototypes—6 months ARO
		b.	Pilot Production—12 months ARO
		c.	UL/CUL approved* unit delivery to customers—17 months ARO
* UL approval time estimated based on past experience

E.	Property at time of completion:

Upon completion of the project, and payment in full by Host / RS Services, Pyramid recognizes that the following property developed by Pyramid belongs to Host / RS Services:

	1.	All hardware designs and all software including original source codes.
	2.	All tooling for which Pyramid has been reimbursed by Host / RS Services.
	3.	All patent rights for patents granted on the designs.
	4.	All UL/CUL listings for listings and recognitions granted on the designs.

48 Elm Street, Meriden, CT 06450-5798●Phone: 203-238-0550●Fax: 203-634-1696
www.PyramidTechnologies.com

Pyramid Technologies Industrial, LLC
F.	Payment and terms:

	1.	In consideration of the work listed above, Host / RS Services will pay Pyramid Technologies Industrial, LLC the following payments:

		a.	$500,000 upon acceptance of the proposal. This is payable as follows:
			i.	$250,000 on date of acceptance.
			ii.	$50,000 each month for the next 5 months.
b.
A $50 royalty fee will be paid to Pyramid for use of their time access proprietary software, and any other proprietary software used.  This fee will be paid on the first 20,000 PCB’s ordered from Pyramid utilizing this software.  If the total royalty payments in the first 3 years following the first shipment of a unit qualifying for the royalty are less than $500,000, Host shall pay Pyramid the balance of $700,000 minus royalties already paid and the royalty requirement ends.

c.
$100,000 upon delivery of the new LightMasterPlus® and HomeMasterPlus™ prototypes and MotorMasterPlus® redesigned for modular construction.  Prototypes are defined as hand built samples of the final product design.

		d.	$100,000 upon delivery of the new LightMasterPlus® and HomeMasterPlus™ pilot units. Pilot units are defined as the first run of production using actual production tooling and production techniques.
e.
$100,000 upon delivery of the new LightMasterPlus®, and HomeMasterPlus™ units, UL/CUL approved and ready for delivery to customers.  Delivery of units is defined as when both of the two models are available for shipment to customers.

2.
As an incentive for timely completion, and to couple Pyramid’s success with Host America’s, Host America will grant stock options of 175,000 shares to Pyramid Technologies Industrial, LLC immediately upon acceptance of the proposal.    These options to vest as follows:

Project completed 11 months or less after ARO* (After Receipt of Order):	100%
Project completed 13 months or less after ARO*:	75%
(25% never vest and revert to Host America)
Project completed 15 months or less after ARO*:	50%
(50% never vest and revert to Host America).
Project completed 15 months or more after ARO*:	0%
(100% never vest and revert to Host America).

*For determination of Project Completion for vesting purposes, the Project
Completion date will be the Pilot Production run as defined in section (F.1.d)
above. The scheduled completion dates in sections (C.4.i.ii) and (D.5.b) will be extended by mutual agreement in the event of a change in product specifications.

48 Elm Street, Meriden, CT 06450-5798●Phone: 203-238-0550●Fax: 203-634-1696
www.PyramidTechnologies.com

Pyramid Technologies Industrial, LLC
3.
Vested options must be exercised within 5 years of original issue date or any unexercised, vested options revert to Host America.  Pyramid agrees that from the date the options vest, Pyramid will sell no more than 100,000 shares in each subsequent 12 month period.

G.	Cancellation:

1.
Once begun, if this project is cancelled by Host America / RS Services for cause, Host / RS Services will owe all of the payments in Section (F.1.a) plus 100% of any additional payment due under Section (F.1. c., d., and e.)  which is earned to that point, plus 25% of the next payment due under Section (F.1).  No options vest.  No royalties will be paid unless earned.  All options revert to Host America.  Recognized causes are:

		a.	Bankruptcy of Host America and/or RS Services.
		b.	Cessation of the LightMasterPlus® portion of Host/RS Services’ business.
		c.	A change in technology that renders LightMasterPlus® not commercially viable.
		d.	A change in the marketplace that renders LightMasterPlus® not commercially viable.
		e.	Pyramid Technologies not performing according to proposal
		f.	Pyramid Technologies not delivering a working model on a timely manner

In the case of Pyramid Technologies not performing or not delivering as in e. and f. above, and/or described in this proposal, no additional payments will be due and F.I.A. payment would cease at that time.

2.
Once begun, if this project is cancelled by Host America / RS Services for no cause, Host / RS Services will owe all of the payments in Section (F.1.a) plus 100% of any additional payment due under Section (F.1) plus 100% of the next payment due under Section (F.1).   All options vest as of the cancellation date.

Proposed by,
John W. Ekegren, President
Pyramid Technologies Industrial, LLC
Accepted by,
Geoffrey Ramsey, CEO
Host America, Inc.
Dated: June __, 2005
This date is the starting date for schedules in Sections (C) and (D).

48 Elm Street, Meriden, CT 06450-5798●Phone: 203-238-0550●Fax: 203-634-1696
www.PyramidTechnologies.com